Exhibit 10.1

Execution Version

CONTRIBUTION AGREEMENT

dated as of

October 16, 2026

among

THE HERTZ CORPORATION,

HERTZ TRANSPORTING, INC.,

 and

ORO MOBILITY HOLDINGS, LLC

TABLE OF CONTENTS

i

Exhibits

Exhibit A	Form of Services Agreement

Exhibit B	Form of Assignment and Assumption Agreement

Exhibit C	Form of Fleet Lease Agreements

Exhibit D	Form of Real Property Lease Agreements

ii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October 16, 2026, among The Hertz Corporation, a Delaware corporation (“THC”), Hertz Transporting, Inc., a Delaware corporation (“HTI” and together with THC each, a “Hertz Member” and collectively, the “Hertz Members”) and Oro Mobility Holdings, LLC (formerly known as Hertz Mobility Holdings, LLC), a Delaware limited liability company (the “Company”).

W I T N E S S E T H :

WHEREAS, the Hertz Members conduct, directly and indirectly through their Subsidiaries (including the Company), the Oro Business;

WHEREAS, the Hertz Members, directly or indirectly, own all of the issued and outstanding Equity Interests of the Company;

WHEREAS, the parties desire that, (i) THC shall contribute the Oro Contributed Assets and the Cash Contribution Amount to the Company (such contributions, collectively, the “THC Contribution”) in exchange for certain Equity Interests in the Company and the Company’s assumption of the Oro Assumed Liabilities and (ii) immediately thereafter THC shall contribute, assign, transfer and convey to HTI, Equity Interests in the Company representing 5.0% of the total outstanding Equity Interests of the Company (such contributions and transfers by THC and HTI in clauses (i) and (ii) collectively, the “Hertz Contributions”); and

WHEREAS, it is intended for the transactions contemplated by this Agreement to be treated for U.S. federal income tax purposes as described in Section 6.02.

NOW, THEREFORE, for other good and valuable consideration, each of the parties hereto, intending to be legally bound, agrees as follows:

Article 1
Definitions

Section 1.01.      Definitions.  As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.  For purposes of this Agreement, (a) neither any Hertz Member nor any of their respective Affiliates shall be deemed to be an Affiliate of the Company and (b) no Person (or any of its Affiliates) holding a direct or indirect minority investment in the Company shall be deemed to be an Affiliate of the Company solely by virtue of such minority investment.

“Ancillary Agreements” means the Services Agreement, the Assignment and Assumption Agreement, the Fleet Lease Agreements and the Real Property Lease Agreements.

“Applicable Law” or “Law” means any applicable transnational, domestic or foreign federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority of competent jurisdiction, as amended.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash Contribution Amount” means $60,033,832.00.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company, each Subsidiary of the Company and any other Person that is controlled directly or indirectly by the Company.

“Confidential Information” means, with respect to any Person, (a) any proprietary information that is competitively sensitive, material or otherwise of value to such Person and not generally known to the public, including business plan or product planning information, strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer profiles, sales estimates, internal performance results relating to the past, present or future business activities of such Person and the consumers, customers, clients and suppliers of such Person, and information relating to filings, plans, correspondence or relationships with regulators, (b) any proprietary scientific or technical information, design, invention, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords such Person a competitive advantage over its competitors, and (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, information, and trade secrets, in the case of each of clauses (a), (b), and (c) of this definition, that are related to or used in the business of such Person.

“Contract” means any commitment, contract, subcontract, agreement, lease, sublease, license, sublicense, understanding, sales order, purchase order, instrument, indenture, note or any other legally binding commitment or undertaking, whether oral or written.

“Credit Support” means any letter of credit, guaranty, financial assurance, surety bond, performance bond, or other contractual obligations or credit support.

“Damages” means any and all out of pocket damages, losses, Taxes, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto), excluding (except to the extent paid to a third party in connection with a Third Party Claim) any damages based on a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) or any other financial metric (whether trailing, forward or otherwise), punitive, diminution in value, lost profits, speculative, remote, exemplary, special, incidental, indirect or consequential (or similar) damages, losses, liabilities or expenses except to the extent recoverable under applicable principles of Delaware contract law because they were the natural, probable and reasonably foreseeable consequence of the relevant breach or action and were not occasioned by the special circumstances relating to the applicable indemnified party hereunder.

“Environmental Laws” means any Applicable Law relating to public or worker health or safety (to the extent relating to exposure to Hazardous Substances), pollution or protection of the environment or the handling, storage, generation, use, disposal, release or threatened release of Hazardous Substances, including pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise Hazardous Substances, wastes or materials.

“Equity Interest” means any (a) shares or units of capital stock or voting or other equity securities, (b) membership interests or units, (c) other interest or participation (including phantom shares, units or interests or equity appreciation rights or equity-based performance units or contracts) that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (d) subscriptions, calls, warrants, options, restricted shares, contingent value rights, rights of first refusal, preemptive or similar rights, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire, any of the interests described in the foregoing clauses (a) through (c), or (e) securities convertible into or exercisable or exchangeable for any of the interests described in the foregoing clauses (a) through (d) or any other equity securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“Fleet Lease Agreement” means the Fleet Lease Agreements between the Company and THC to be entered into at the Closing, substantially in the form attached hereto as Exhibit C.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, territorial or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof or arbitral tribunal (public or private).

“Hazardous Substance” means any substance, waste or material listed, defined or classified as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste or words of similar import or regulatory effect, or for which liability or standards of conduct may be imposed, under any law pertaining to the environment, including petroleum, polychlorinated biphenyls and asbestos.

“Hertz Covered Tax” means any (a) Tax for a Pre-Closing Tax Period (including any Tax allocable to a Pre-Closing Tax Period under Section 6.01(b)) to the extent arising out of the Oro Business or the Oro Contributed Assets but excluding any Tax incurred in connection with the transactions contemplated by this Agreement, (b) Tax arising out of any Excluded Hertz Asset, (c) any Income Taxes of the Hertz Members or any of their respective Affiliates and (d) any Tax of another Person imposed on the Company Group by reason of a pre-acquisition consolidated, combined, unitary, contractual, successor or transferee relationship.

“Hertz Employee Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) pension, retirement, profit-sharing, savings, health, disability, life insurance, welfare, bonus, incentive, commission, stock option or other equity or equity-based, deferred compensation, severance, retention, employment, change of control plan or (c) other compensation or benefit plan, policy, program, arrangement, contract or agreement, in each case that is maintained, sponsored, or contributed to or required to be contributed to by the Hertz Members or any of their respective Affiliates for the benefit of any Oro Business Employee.

“Hertz Parties” means each Hertz Member and each Subsidiary of such Hertz Member that has any right, title or interest in the Oro Contributed Assets pursuant to this Agreement, each of which is set forth on Schedule 1.01(a) of the Hertz Disclosure Schedule.  For the avoidance of doubt, the Company is not a Hertz Party.

“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to net income or profits (including any gross or net receipts, transfer taxes or other similar Taxes), including any such Taxes that are imposed through withholding.

“Intellectual Property Rights” means any and all intellectual property or similar proprietary rights throughout the world, including (a) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) issued, registered or applied for in the United States and all other nations throughout the world, and all improvements to the inventions disclosed in each such patent or patent application (collectively, “Patents”), (b) trademarks, service marks, trade dress, logos, domain names, social media accounts and handles, trade names, corporate names and all other designations of commercial source or origin (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith (collectively, “Trademarks”), (c) works of authorship, copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (d) computer program, software, firmware, middleware, applications and other code (including source code, object code, libraries, APIs, tools, compilers, scripts, files, algorithms, models, operating systems and all documentation therefor including specifications) (collectively, “Software”), (e) trade secrets, confidential information, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes and techniques, specifications, designs, formulas, and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) research and development information and know-how, (f) rights in data, databases and data collections, (g) rights of publicity, privacy and endorsement, (h) industrial designs and registrations and applications for registration thereof throughout the world and (i) all rights to collect royalties, fees and otherwise exploit and to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Investors” means the Lead Investors and the other “Investors” who are party to the Purchase Agreement.

“IT Assets” means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology assets or other equipment storing or processing information, including all associated documentation related to any of the foregoing.

“Lead Investors” means CPV Oro, LLC.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, charge, statutory or deemed trust, preferential right to purchase, third party consent to transfer, security interest or encumbrance in respect of such property or asset, right of first offer, option, right of first refusal, easement, claim, indenture, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or other adverse claim of any kind in respect of such property or asset, including, in the case of any shares of capital stock, any limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares).

“Material Adverse Effect” means any change, effect, event, state of facts, circumstance or occurrence that (x) is or would reasonably be expected to be, materially adverse to the condition, business or results of operations of the Company Group or the Oro Business, taken as a whole, or (y) would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby excluding, in the case of clause (x), any effect resulting from (a) changes in GAAP or changes in the regulatory accounting standards, principles or requirements (or in the enforcement, implementation or authoritative interpretations thereof) applicable to any industry in which the Oro Business operates, (b) changes in the general economic, regulatory or political conditions generally and any anti-dumping actions, tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions in the United States or any other country or region in the world, (c) changes in the financial or securities markets, including in interest rates or currency exchange rates, (d) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Oro Business operates or the industries in which suppliers, customers or collaboration partners of the Oro Business operate, (e) acts of war, sabotage or terrorism, cyber-attacks or natural disasters (including earthquakes, floods, hurricanes, tornadoes, natural disasters or other “acts of God”) or any escalation or worsening thereof, (f) the negotiation of this Agreement, (g) the announcement or pendency or of the transactions contemplated hereby, (h) any failure to meet any internal, analyst or industry estimates, forecasts or projections for any period (it being understood that the underlying facts giving rise or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect, unless it is otherwise excluded from the definition thereof pursuant to any other clause) or (i) any action taken by any Hertz Member or the Company that is required, expressly contemplated or permitted pursuant to this Agreement, except in the case of clauses (a), (b), (c), (d) and (e) to the extent that such adverse changes, effects, events, states of facts, circumstances or occurrences have a disproportionately adverse impact on the Oro Business as compared to other participants in the industry in which the Oro Business operates (in which case, only the incremental disproportionate effect or effects may be taken into account in determining whether there has been a Material Adverse Effect).

“Oro Assets” means any Oro Contributed Asset and any asset of the Company or its Subsidiaries.

“Oro Balance Sheet” means the balance sheet of the Oro Business as of the Oro Balance Sheet Date.

“Oro Balance Sheet Date” means August 31, 2026.

“Oro Business” means the business, operations, and activities conducted by Oro Mobility Holdings and each of its Subsidiaries as it exists as of the date hereof related to (i) the operation and management of Oro employee-operated vehicle fleets on mobility, transportation, delivery, and app-based Transportation Network Company (“TNC”) platforms (e.g., Uber and Lyft) within the United States; (ii) the rental, leasing, subscription, provision or management of vehicles provided to independent drivers, couriers, gig-economy workers, or other individual service providers solely for the purpose of operating on TNC platforms within the United States; and (iii) the provision of fleet management, fleet operations, and fleet support services for autonomous vehicles operated on TNC platforms in the United States and internationally (excluding China).

“Oro Business Employee” means (a) any employee of the Company Group and (b) any individual employed by the Hertz Members or any of their respective Affiliates (other than a member of the Company Group) who devotes substantially all of his or her working time to performing services on behalf of the Oro Business.

“Oro Business Intercompany Contracts” means Contracts between a Hertz Member or its Affiliates (other than the Company Group), on the one hand, and a member of the Company Group, on the other hand.

“Permit” means any license, permit, approval, consent, certification, franchise, registration, grant, or authorization that has been issued by or obtained from any Governmental Authority.

“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens for labor provided in the ordinary course of business with respect to any amounts not yet due and payable as of the Closing Date, (b) Liens for Taxes not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with applicable accounting principles, (c) Liens securing rental payments under capital lease agreements, (d) Liens on real property that (i) are matters of public record and (ii) do not materially detract from the value of, or otherwise impair or interfere with, the present uses or occupancy of such real property, (e) to the extent fully terminated in connection with the Closing, Liens securing payment, or any other obligations, or the Hertz Contributions, as applicable, (f) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property; provided that such agreements do not contain any rights of first refusal, rights of first offer or purchase options, (g) Liens constituting non-exclusive licenses of Intellectual Property Rights granted to customers, vendors or service providers in the ordinary course of business, (h) Liens referred to in the Oro Balance Sheet and set forth on the Hertz Disclosure Schedule, (i) Liens described in Section 1.01(b) of the Hertz Disclosure Schedule

and (j) other Liens, if any, that would not individually or in the aggregate be material to the Oro Business, taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Straddle Period, the portion of such Straddle Period up to and including the Closing Date.

“Purchase Agreement” means that certain Purchase Agreement dated October 16, 2026 by and between the Investors and THC, pursuant to which the Investors agreed to purchase interests in the Company, on and pursuant to the terms thereof.

“Real Property Lease Agreements” means the Real Property Lease Agreements between the Company and THC to be entered into at the Closing, substantially in the form attached hereto as Exhibit D.

“Retained Business” means any business now, previously or hereafter conducted by THC and its Subsidiaries, other than the Oro Business.

“Services Agreement” means a Services Agreement between the Company and THC to be entered into at the Closing, substantially in the form attached hereto as Exhibit A.

“Shared Contracts” means the Contracts entered between (a) THC and/or its Affiliates, (b) the Company or one of its Subsidiaries and (c) one or more third parties that directly benefit both (i) the Oro Business and (ii) the Retained Business, each of which is set forth on Section 1.01(c) of the Hertz Disclosure Schedule.

“Specified Rental Contracts” means each Contract set forth on Section 1.01(d) of the Hertz Disclosure Schedule.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient, together with any contractual rights, to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” means (a) any federal, state, local, foreign or other tax, levy, impost, duty, fee, assessment or other governmental charge of any kind whatsoever (including income, profits, premium, disability, alternative minimum, add-on minimum, stamp, value added, goods and services, estimated, excise, sales, use, occupancy, gross receipts, franchise, capital stock, net worth, ad valorem, severance, capital levy, production, transfer, documentary, registration, recording, real property transfer and gains, license, environmental, windfall profits, customs, employment, social security (or similar), employer health, unemployment compensation, payroll-

related and real and personal property taxes), import duties, levy, impost, duty, governmental fee or assessment or other governmental assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition, administration or collection of any of the foregoing.

“Tax Return” means any federal, state, local, foreign or other applicable return, report, claim for refund, information return or statement or other document (including any related or supporting schedules, statements or information) with respect to any Tax filed or required to be filed with the U.S. Internal Revenue Service, or any other Taxing Authority in connection with the determination, assessment, payment or collection of any Tax of any Person or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Transaction Expenses” means, without duplication, all liabilities (except for any Taxes) incurred by any party hereto and their Affiliates (which in the case of the Hertz Members shall include the Company for all periods prior to the Closing) for fees, expenses, costs or charges as a result of the contemplation, negotiation, efforts to consummate or consummation of the transactions contemplated by this Agreement, including any fees and expenses of investment bankers, attorneys, accountants or other advisors, and any fees payable by such parties to Governmental Authorities or other third parties, in each case, in connection with the consummation of the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Assignment and Assumption Agreement	2.08(a)
Closing	2.08
Company	Preamble
Company Disclosure Schedule	8.12
Company Indemnified Parties	7.02(a)(ii)
e-mail	8.01
Excluded Hertz Assets	2.02
Excluded Hertz Liabilities	2.04
Hertz Affiliate Assignment	2.08(a)
Hertz Contributions	Recitals
Hertz Credit Support	3.07(a)
Hertz Disclosure Schedule	8.12
Hertz Indemnified Parties	Section 7.02(a)
Hertz Member(s)	Preamble
Hertz Required Consents	3.05
Hertz Retained Policies	5.05
HTI	Preamble

Indemnified Party	Section 7.03
Indemnifying Party	Section 7.03
Intended Tax Treatment	6.02(a)
Leases	2.01(a)
Oro Assumed Liabilities	2.03
Oro Books and Records	2.01(g)
Oro Contributed Assets	2.01
Oro Contributed Contracts	2.01(e)
Oro Data	2.01(h)
Oro Transferred IP	2.01(c)
Policy Claims	5.05
Potential Contributor	Section 7.06
Recovery Costs	5.05
Rental Facilities	2.01(a)
Tax Benefit	Section 7.05
Taxing Authority	1.01
THC	Preamble
THC Contribution	Recitals
Third Party Claims	Section 7.03
TNC	Section 1.01

Section 1.02.      Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “or”, “either” and “any” shall not be construed as exclusive.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to “dollars” or “$” means United States dollars.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” shall be deemed also to include any and all

Applicable Law. Wherever from the context it appears appropriate, pronouns stated in the masculine, feminine or neuter shall include the masculine, feminine and neuter.  The provisions of this Agreement shall apply to successive events and transactions.  If any time period for giving notice or taking action hereunder expires on a day that is not a Business Day, the time period for such notice or action shall automatically be extended to the next Business Day following such day.

Article 2
Contributions; Cash Consideration; Issuances of Equity Interests

Section 2.01.      Oro Contributed Assets.  Except as otherwise provided herein, upon the terms and subject to the conditions of this Agreement, at the Closing, the Hertz Members agree to contribute, convey, transfer, assign and deliver, or to cause to be contributed, conveyed, transferred, assigned and delivered, to the Company, and the Company agrees to accept, free and clear of all Liens, other than Permitted Liens, all of the Hertz Parties’ right, title and interest in, to and under any assets, properties or rights primarily related to or primarily used or practiced or held for use or practice in the conduct of the Oro Business, of whatever sort, nature or description, whether intangible or tangible, real, personal or mixed, wherever located, other than the Excluded Hertz Assets (collectively, the “Oro Contributed Assets”).  Without limiting the generality of the foregoing, the Oro Contributed Assets shall include:

(a)        all interests in all leases, subleases, licenses and occupancy agreements to real property listed in Section 2.01(a) of the Hertz Disclosure Schedule, (collectively, the “Leases”) and, to the extent covered by such Leases, any and all buildings, structures, improvements and fixtures located thereon (collectively, the “Rental Facilities”);

(b)       all interests in personal property, fixtures, machinery, furniture, office equipment, special and general tools, and other tangible personal property (other than any Intellectual Property Rights or landlord-owned fixtures and improvements) used or held for use in the Oro Business;

(c)        all Intellectual Property Rights (i) owned by any Hertz Party as of the Closing and (ii) primarily related to or primarily used or practiced or held for use or practice by the Oro Business (collectively, the “Oro Transferred IP”);

(d)        all IT Assets (i) owned by any Hertz Party as of the Closing Date and (ii) primarily related to or primarily used or held for use in the Oro Business, including the IT Assets listed in Section 2.01(d) of the Hertz Disclosure Schedule;

(e)        (i) all Contracts (excluding Contracts relating to Intellectual Property Rights or IT Assets) and any rights thereunder, in each case to the extent primarily related to or primarily used or held for use in the Oro Business, and (ii) all Contracts relating to Intellectual Property Rights and IT Assets used or practiced or held for use or practice by the Oro Business, including the Contracts listed in Section 2.01(e) of the Hertz Disclosure Schedule (collectively, the “Oro Contributed Contracts”);

(f)        all Permits primarily related to or primarily used or held for use by the Oro Business, including the Permits listed in Section 2.01(f) of the Hertz Disclosure Schedule;

(g)       all accounting and other legal, financial, Tax and business books, records, correspondence, minute books, corporate documents, ledgers and files and all personnel records, in each case, whether printed, electronic, contained on storage media or written, or in any other form relating to the Oro Business, and all tangible embodiments of the Oro Transferred IP set forth in Section 2.01(c) of this Agreement and tangible IT Assets set forth in Section 2.01(d) of this Agreement, (the “Oro Books and Records”); provided that, to the extent any of the Oro Books and Records do not exclusively relate to or are not held exclusively for use in connection with the Oro Business, THC will transfer such Oro Books and Records as promptly as reasonably practicable post-Closing and until such time will provide access to such Oro Books and Records under the Services Agreement; provided further that the Oro Contributed Assets shall not include (1) any Tax records of either Hertz Member or any of their respective Affiliates related to Income Taxes, including any consolidated, combined, affiliated or unitary Tax Return that includes any Hertz Member or any of their respective Affiliates, or (2) any Tax records that are not specifically related to the Oro Assets, as determined by THC in its sole discretion;

(h)        (i) all Confidential Information, (ii) all cost information, sales and pricing data, supplier records, supplier lists, vendor data, customer data, correspondence and lists, and (iii) all product and services data and literature, brochures, marketing and sales literature, advertising catalogues, photographs, display materials, media materials, packaging materials, artwork, designs, formulations and specifications, quality records and reports, in each case, used or held for use in connection with the Oro Business (the “Oro Data”); provided that, to the extent any of the Oro Data does not exclusively relate to or is not held exclusively for use in connection with the Oro Business, Hertz will transfer such Oro Data as promptly as reasonably practicable post-Closing and until such time will provide access to such Oro Data under the Services Agreement;

(i)         any assets, rights or properties included in the Oro Balance Sheet;

(j)         all causes of action against third parties to the extent relating to the Oro Contributed Assets or Oro Assumed Liabilities; and

(k)        all accounting goodwill associated with the Oro Business or the Oro Contributed Assets included in the Oro Balance Sheet.

Section 2.02.      Excluded Hertz Assets.  The Company expressly understands and agrees that all assets of the Hertz Parties that are not Oro Contributed Assets shall be excluded from the THC Contribution (collectively, the “Excluded Hertz Assets”).  Without limiting the generality of the foregoing, the Excluded Hertz Assets shall include the following assets and properties of the Hertz Members or their respective Affiliates (or any of their predecessors):

(a)        all of the Hertz Parties’ cash and cash equivalents on hand and in banks other than cash and cash equivalents included in the Oro Balance Sheet;

(b)        all current assets, including accounts, notes and other receivables, of the Hertz Members or any of their respective Affiliates other than all accounts receivable in respect of the TNC business included in the Oro Balance Sheet;

(c)        other than the Oro Contributed Contracts, all Contracts of the Hertz Parties or any of their Affiliates;

(d)        all insurance policies of the Hertz Parties or any of their Affiliates and all claims, credits, causes of action or rights thereunder (other than, in the case of claims, credits, causes of action or rights thereunder, to the extent primarily related to the Oro Contributed Assets or Oro Business or otherwise contemplated by Section 5.05);

(e)       all Intellectual Property Rights owned by or licensed to the Hertz Parties or any of their Affiliates, other than the Oro Transferred IP or Oro Contributed Contracts;

(f)        all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby and all minute books and corporate records of the Hertz Parties and their Affiliates that are not used in the Oro Business;

(g)        all causes of action against third parties to the extent relating to the Excluded Hertz Assets or the Excluded Hertz Liabilities;

(h)        all rights of the Hertz Members arising under this Agreement or the transactions contemplated hereby;

(i)         all claims for Tax refunds, and all other Tax assets, in each case, associated with the Hertz Covered Taxes (or otherwise attributable to Taxes economically borne by the Hertz Members or their respective Affiliates);

(j)         all Tax Returns of the Hertz Parties and their Affiliates and all other Tax-related documents of the Hertz Parties and their Affiliates, including any consolidated, combined, affiliated or unitary Tax Return that includes the Hertz Members or any of their respective Affiliates;

(k)        the personnel records (including all human resources and other records) of the Hertz Members and their respective Affiliates relating to employees of the Hertz Members and their respective Affiliates, other than the Oro Business Employees;

(l)         all assets related to the Hertz Employee Plans and any other benefit or compensation plan, program, agreement, contract, policy or arrangement at any time maintained, sponsored or contributed or required to be contributed to by the Hertz Members or any of their respective Affiliates or with respect to which the Hertz Members or any of their respective Affiliates has any current or contingent liability or obligation;

(m)       any Oro Contributed Assets sold or otherwise disposed of in the ordinary course of business prior to the date hereof; and

(n)        fee title to all real property owned by THC or its Affiliates, including the sites to be leased to the Company at the Closing and any buildings, fixtures and improvements owned by the landlord, whether or not listed on Section 2.01(a) of the Hertz Disclosure Schedule, and any other real property or facility currently or formerly owned, leased, operated, occupied or used by the Hertz Members or their respective Affiliates (or any of their predecessors) (including with respect to the Oro Business), or at which the Hertz Members or their respective Affiliates (or any of their predecessors) formerly provided any services (including with respect to the Oro Business), that is not listed on Section 2.01(a) of the Hertz Disclosure Schedule.

Section 2.03.     Oro Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, the Company agrees, at the Closing, to assume all debts, obligations and liabilities of the Hertz Parties (or any predecessor of the Hertz Parties or any prior owner of all or part of their businesses and assets) of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise and whether arising before, on or after the Closing) to the extent relating to, arising out of or in connection with or resulting from (x) the Oro Contributed Assets or (y) the conduct of the Oro Business, in each case in accordance with their terms, regardless of when or where such debts, obligations or liabilities arose, whether the facts on which they are based occurred prior to or subsequent to the Closing, where or against whom such liabilities are asserted or determined or whether asserted or determined prior to the date hereof, and in each case except for the Excluded Hertz Liabilities (the “Oro Assumed Liabilities”).  Without limiting the generality of the foregoing, the Oro Assumed Liabilities shall include:

(a)        all liabilities set forth on the Oro Balance Sheet to the extent not satisfied prior to the Closing Date;

(b)        all liabilities and obligations of the Hertz Parties or any of their Affiliates arising under the Oro Contributed Contracts;

(c)        all liabilities and obligations arising out of any action, suit, investigation or proceeding to the extent relating to or arising out of the Oro Contributed Assets or the conduct of Oro Business to the extent relating to the Oro Contributed Assets before any arbitrator or any Governmental Authority; and

(d)       all liabilities and obligations with respect to each Oro Business Employee, other than any such liabilities and obligations that are Excluded Hertz Liabilities pursuant to Section 2.04(b).

For the avoidance of doubt this Section 2.03 in no way limits the liabilities and obligations of THC under the Ancillary Agreements.

Section 2.04.      Excluded Hertz Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, the Company is assuming from the Hertz Parties only the Oro Assumed Liabilities and is not assuming any other debt, liability or obligation of the Hertz Parties of whatever nature, whether presently in existence or arising hereafter.  All such other liabilities and obligations shall be retained by and remain obligations and liabilities of the Hertz Parties, in each case in accordance with their terms, regardless of when or where such debts, obligations or liabilities arose, whether the facts on which they are based occurred prior to or subsequent to the Closing, where or against whom such liabilities are asserted or determined or whether asserted or determined prior to the date hereof (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Hertz Liabilities”).  Without limiting the generality of the foregoing, and notwithstanding any provision in this Agreement or any other writing to the contrary, Excluded Hertz Liabilities (which shall not be assumed by the Company) include:

(a)        any liability or obligation for Hertz Covered Taxes;

(b)       (i) all liabilities and obligations related to the Hertz Employee Plans and any other benefit or compensation plan, program, agreement, contract, policy or arrangement at any time maintained, sponsored or contributed or required to be contributed to by the Hertz Members or any of their respective Affiliates or with respect to which any Hertz Member or any of their respective Affiliates has any current or contingent liability or obligation and (ii) all liabilities with respect to Oro Business Employees incurred, accrued or owed to such employees prior to the Closing;

(c)        any liability or obligation relating to or arising out of the Excluded Hertz Assets;

(d)        Transaction Expenses of the Hertz Members and their respective Affiliates (including the Company prior to the Closing); and

(e)        all accounts payable and other current liabilities existing as of the Closing Date.

Section 2.05.      Cash Contribution.  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Hertz Members agree to contribute, convey, transfer, assign and deliver, or to cause to be contributed, conveyed, transferred, assigned and delivered, to the Company, and the Company shall accept, the Cash Contribution Amount.

Section 2.06.      Issuance of Equity Interests.  In exchange for the THC Contribution on the Closing Date, the Company shall issue the Equity Interests as provided in Section 2.08 to the applicable Hertz Members.

Section 2.07.      Assignment of Contracts and Rights; Shared Contracts.

(a)        Notwithstanding the foregoing or anything else in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Oro Contributed Asset or any right thereunder if an attempted assignment, without the consent of, or other action by, any third party (including any Governmental Authority), would constitute a breach thereunder or in any way materially and adversely affect the rights or obligations of the Hertz Members or the Company or any of their respective Affiliates thereunder or violate any Applicable Law.  If such consent is not obtained, the Hertz Members and the Company, will (and will cause their applicable Subsidiaries to) cooperate in a mutually agreeable arrangement under which the Company would obtain the benefits and assume the obligations thereunder in accordance with this Agreement with no additional cost to the Company.  With respect to any Specified Rental Contract and subject to applicable sublicensing requirements, (x) such arrangement shall provide the Company the rights and obligations under such Specified Rental Contract to the same extent as if such Specified Rental Contract were assigned to and held by the Company, (y) any proceeds received by the Hertz Members or their respective Affiliates pursuant to or in connection with such Specified Rental Contract, net of any reasonable, documented out-of-pocket costs or expenses incurred by the Hertz Members or their respective Affiliates in connection with collecting, receiving, holding and transferring such amounts shall be deemed to be owned by the Company, promptly transferred by a Hertz Member or such Affiliate to the Company upon receipt and, prior to any such transfer in accordance with this clause (y), be held by such Hertz Member or such Affiliate in trust for the use and benefit of the Company.

(b)        The Hertz Members and the Company shall use their respective commercially reasonable efforts to cause each Shared Contract to be appropriately amended or modified (or to cause a new replacement Contract to be entered into) so that the Company shall be entitled to the economic rights and benefits, and shall be responsible for any related economic burden, relating to the Oro Business thereunder, and the Hertz Parties shall be entitled to the economic rights and benefits, and shall be responsible for any related economic burden, relating to the balance of the subject matter of such Shared Contract.  If any such Shared Contract cannot be so amended (and a new Contract cannot be entered into), or if either of the foregoing would impair the benefits that the Hertz Parties or the Company would expect to derive from such materially amended Shared Contract, then the Hertz Members and the Company shall cooperate in good faith to enter into any lawful and commercially reasonable arrangements mutually agreed by the Hertz Parties and the Company under which the Company shall be entitled to the economic rights and benefits, and shall be responsible for any related economic burden, relating to the Oro Business thereunder, and the Hertz Parties shall be entitled to the economic rights and benefits, and shall be responsible for any related economic burden, relating to the balance of the subject matter of such Shared Contract (without breaching such Shared Contract, infringing upon the legal rights of any third party or violating any Applicable Law).

Section 2.08.      Closing.  The closing (the “Closing”) of the Hertz Contributions shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York or remotely by exchange of documents and signatures (or their electronic counterparts), simultaneously with the execution and delivery of this Agreement, and shall be deemed to have occurred effective as of the date hereof.  At the Closing, the Hertz Contributions shall occur in the order set forth below, notwithstanding that the instruments effecting such transactions may be executed and delivered concurrently, each shall be deemed to have occurred in such order:

(a)        simultaneously with the transactions contemplated by Section 2.08(b), in connection with the Hertz Contributions, (x) THC shall contribute the Oro Contributed Assets to the Company and shall deliver the Cash Contribution Amount in immediately available funds by wire transfer to an account designated by the Company and (y) THC shall, and shall cause the Company to, enter into an assignment and assumption agreement substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), and, subject to the provisions hereof, THC shall cause all Persons involved with the Hertz Contributions to deliver such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties, the Lead Investors and their respective counsel shall deem reasonably necessary to ultimately vest in the Company (or its applicable Subsidiary) all right, title and interest in, to and under the Oro Contributed Assets;

(b)       simultaneously with the transactions contemplated by Section 2.08(a), in connection with the THC Contribution, the Company shall issue and deliver to THC Equity Interests in the Company having a value equal to the Oro Contributed Assets, plus the Cash Contribution Amount, net of the Oro Assumed Liabilities; and

(c)        immediately after the consummation of the transactions contemplated by Section 2.08(a) and Section 2.08(b), THC shall contribute, assign, transfer and convey to HTI Equity Interests in the Company representing 5.0% of the total outstanding Equity Interests of the Company, free and clear of all Liens (the “Hertz Affiliate Assignment”).  THC and HTI shall execute and deliver such consents, assignments and other good and sufficient instruments of conveyance and assignment as may be reasonably necessary to effect the Hertz Affiliate Assignment.

Section 2.09.      Wrong Pockets.  If the Hertz Members, the Company or any Investors, on behalf of the Investors, become aware that (a) any of the Oro Contributed Assets has not been transferred to the Company, (b) any of the Excluded Hertz Assets has been transferred to the Company, (c) any of the Oro Assumed Liabilities has not been assumed by the Company or (d) any of the Excluded Hertz Liabilities has been assumed by the Company, the Company or the applicable Hertz Member, as applicable, in reasonable consultation with the Lead Investors (on behalf of the Investors), shall promptly notify the other such parties and shall, as soon as reasonably practicable, ensure that such property or liability is transferred or assumed, as applicable, with any necessary prior consent or approval of a Governmental Authority or other third party, to or by (x) the Company, in the case of any Oro Contributed Asset which was not transferred to the Company at the Closing or any Oro Assumed Liability which was not assumed by the Company at the Closing; or (y) the applicable Hertz Party, in the case of any Excluded Hertz Asset which was transferred to the Company at the Closing or any Excluded Hertz Liability which was assumed by the Company at the Closing.  Pending any such transfer or assumption, (i) the party holding (or whose Affiliate is holding) a misallocated asset shall hold such asset for the use and benefit of the party entitled to it hereunder, and (ii) the party that has assumed or retained a misallocated liability shall be responsible for such liability for the benefit of the party properly responsible for it hereunder, in each case at the cost and for the account of the party properly entitled to such asset or properly responsible for such liability, as applicable.

Section 2.10.      Delivery of Oro Books and Records(a).  Subject to Section 2.01(g), at the Closing, the Hertz Members will deliver to the Company the Oro Books and Records to the extent not already in the possession of the Company (or another member of the Company Group).

Article 3
Representations and Warranties related to the Hertz parties

Except as set forth in the Hertz Disclosure Schedule, each Hertz Member represents and warrants to the Company that:

Section 3.01.    Corporate Existence and Power.  THC is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  Each of the other Hertz Parties is a Person duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all corporate or other organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

Section 3.02.      Corporate Authorization.  The execution, delivery and performance by each of the Hertz Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby are within such Hertz Party’s organizational powers and have been duly authorized by all necessary action on the part of such Hertz Party.  This Agreement constitutes a valid and binding agreement of the Hertz Members and the Ancillary Agreements to which any Hertz Party is a party, when executed, will constitute a valid and binding agreement of such Hertz Party, in each case enforceable against such Hertz Party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03.      Governmental Authorization.  The execution, delivery and performance by each of the Hertz Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of the securities laws and (b) any action or filing as to which the failure to make or obtain would not reasonably be expected to have a material adverse effect.

Section 3.04.      Noncontravention.  Execution, delivery and performance by a Hertz Party of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the organizational documents of the Company, (b) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (c) assuming the obtaining of all Hertz Required Consents, require any consent or other action by any Person under, result in a breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Oro Business or (d) result in the creation or imposition of any Lien on any Oro Asset, except for Permitted Liens, with such exceptions, in the case of each of clauses (c) and (d), as would not have, individually or in the aggregate, a material impact on the Company or the Oro Business.

Section 3.05.     Required Consents.  Section 3.05 of the Hertz Disclosure Schedule sets forth each agreement or other instrument binding upon the Hertz Parties or the Company requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, except such agreements or instruments which are not, individually or in the aggregate, material to the Oro Business taken as a whole (the “Hertz Required Consents”).

Section 3.06.      Business Intercompany Contracts.

(a)        Section 3.06(a) of the Hertz Disclosure Schedule sets forth each Shared Contract that is an Oro Contributed Asset.

(b)        Section 3.06(b) of the Hertz Disclosure Schedule sets forth each Shared Contract that is an Excluded Hertz Asset.

(c)        Other than Shared Contracts that are Oro Contributed Assets, the Company and its Subsidiaries do not own any properties or assets used by the Retained Business.

(d)        Section 3.06(d) of the Hertz Disclosure Schedule sets forth all Oro Business Intercompany Contracts.

Section 3.07.      Credit Support.

(a)        Section 3.07(a) of the Hertz Disclosure Schedule sets forth all Credit Support provided by the Hertz Members or their Affiliates with respect to the Oro Business (“Hertz Credit Support”).

(b)        Section 3.07(b) of the Hertz Disclosure Schedule sets forth all Credit Support provided by the Company Group with respect to the Oro Business.

Article 4
Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to the Hertz Members that:

Section 4.01.      Corporate Existence and Power.  The Company and each of its Subsidiaries is a legal entity, duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a Material Adverse Effect.

Section 4.02.      Corporate Authorization.  The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby are within the Company’s organizational powers and have been duly authorized by all necessary limited liability company action on the part of the Company.  This Agreement constitutes a valid and binding agreement of the Company and the Ancillary Agreements to which it is a party, when executed, will constitute a valid and binding agreement of the Company, in each case enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.03.      Governmental Authorization.  The execution, delivery and performance by such Hertz Member and the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority other than (a) compliance with any applicable requirements of the securities laws and (b) any action or filing as to which the failure to make or obtain would not have a Material Adverse Effect.

Section 4.04.      Noncontravention.  The execution, delivery and performance by such Hertz Member and the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate the certificate of incorporation, bylaws, or operating agremeent of such Hertz Member or the Company, respectively, (b) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law, (c) assuming the obtaining of all Hertz Required Consents, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Oro Business or (d) result in the creation or imposition of any Lien on any Oro Asset, except for Permitted Liens, with such exceptions, in the case of each of clauses (c) and (d), as would not have, individually or in the aggregate, a Material Adverse Effect.

Article 5
Covenants of the Parties

The parties hereto agree that:

Section 5.01.      Best Efforts; Further Assurance.  Subject to the terms and conditions of this Agreement, and from the execution and delivery of this Agreement and from time to time after the Closing: (a) the parties hereto shall use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement and the Ancillary Agreements as soon as practicable, and (b) the parties hereto agree to use their reasonable best efforts to execute and deliver, at no cost to the other party, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.02.      Certain Filings.  Subject to the terms and conditions of this Agreement, from the execution and delivery of this Agreement and from time to time after the Closing, the parties hereto shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.  The Hertz Members shall each have responsibility for their respective filing fees associated with any other required filings.

Section 5.03.      Public Announcements.  The parties agree to consult with each other and the Lead Investors, on behalf of the Investors, before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement without such other Persons’ consent (not to be unreasonably withheld, conditioned or delayed).

Section 5.04.      Notices of Certain Events.  Each party hereto shall promptly notify the other parties hereto and the Lead Investors of:

(a)       any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

(b)        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 5.05.      Insurance Coverage.  From and after the Closing, subject to any applicable provisions of the Services Agreement, the Oro Business shall continue to be insured by the Hertz Parties’ insurance policies or by any of their self-insurance programs and the Hertz Parties shall retain all rights to control such insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs.  The parties acknowledge that the Oro Business shall be entitled to the benefit of coverage under the insurance policies made available through the Hertz Parties (the “Hertz Retained Policies”) with respect to acts, facts, circumstances or omissions occurring prior to or after the Closing, and the Hertz Members agree to make such applicable claims on the Company Group’s behalf (“Policy Claims”).  With respect to any Policy Claims made pursuant to the preceding sentence, whether reported to the applicable insurance provider by a Hertz Party or by a member of the Company Group, each party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage and pay such benefit, if any, to the Company Group (net of any Recovery Costs incurred by the Hertz Members as a result of the same); provided that (x) without modifying the allocation of assets and liabilities set forth in Article 2, the Company shall be fully liable for all uninsured or self-insured amounts in respect of any Policy Claims and (y) the Company agrees to reimburse the Hertz Members promptly upon request for all reasonable out-of-pocket costs or expenses incurred by the Hertz Members or any of their respective Affiliates in connection with making or pursuing any claim pursuant to this Section 5.05, including the costs of filing a claim and any deductibles, premium increases to the extent such increase is solely related to such Policy Claim or other amounts that are or become payable by the Hertz Members or any of their respective Affiliates under the applicable insurance policies or self-insurance programs directly as a result of claims made pursuant to this Section 5.05 (such costs and expenses referred to in this clause (y), “Recovery Costs”).

Section 5.06.      Credit Support.

(a)        Following the Closing, the Company and the Hertz Members shall use their commercially reasonable efforts to cause the replacement, effective as of the Closing, of the Hertz Credit Support listed in Section 5.06 of the Hertz Disclosure Schedule; provided, that if any such Hertz Credit Support is not replaced effective as of the Closing, the Company shall indemnify the Hertz Members and their respective Affiliates against, and hold each of them harmless from, any and all Damages incurred or suffered by any Hertz Member or any of their respective Affiliates, related to or arising out of the same.

(b)        Until such time as THC or its Affiliates (other than the Company Group) no longer provides any Credit Support to the Company Group, the Company shall pay to THC an amount equal to $16,476.62, which shall be payable monthly in advance within 30 days following receipt of an invoice from THC to the Company.  Such amount shall be proportionally reduced to the extent any such Credit Support listed in Section 5.06 of the Hertz Disclosure Schedule is no longer provided.

Section 5.07.      Access; Confidentiality.

(a)        On and after the Closing Date, each party hereto will afford promptly to the other parties hereto and their respective agents reasonable access to its properties, books, records, employees and auditors to the extent necessary to permit the other parties hereto, at such other parties’ costs, to determine any matter relating to their respective rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access shall not unreasonably interfere with the conduct of the business of the party affording such access.  Each party hereto will hold, and will use its best efforts to cause its respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law, all confidential documents and information concerning the other parties hereto provided to it pursuant to this Section 5.07.

(b)        Without limiting the generality of the foregoing, on and after the Closing Date, each Hertz Member will afford promptly to the Company and its respective agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or useful for the Company in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Oro Business; provided that any such access by the Company shall not unreasonably interfere with the conduct of the business of such Hertz Member.  The Company shall bear all of the reasonable, documented out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 5.08.      Oro Business Employee Accrued Bonuses.  No later than March 31, 2027, THC will fund an amount to the Company in cash equal to the accrued bonus liability for all Oro Business Employees for the period January 1, 2026, through the Closing Date.Article 6
Tax Matters

Section 6.01.      Tax Cooperation; Allocation of Taxes; Certain Refunds.

(a)        The Company and the Hertz Members agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Oro Business and the Oro Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for and conduct of any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax; provided, that notwithstanding anything to the contrary in this Agreement, in no event shall any party or any of its respective Affiliates be entitled to any information relating to, or a copy of, any consolidated, combined, affiliated or unitary Tax Return that includes any Hertz Member or any of their respective Affiliates; provided, further, that, notwithstanding the foregoing proviso, the Hertz Members shall furnish or cause to be furnished to the Company, upon reasonable request and as promptly as practicable, pro forma or extracted portions of any such consolidated, combined, affiliated or unitary Tax Return, together with any related work papers, schedules and supporting information, solely to the extent relating to the Oro Business, the Oro Contributed Assets or the Oro Assumed Liabilities and reasonably necessary to the matters referenced above (it being understood that the Hertz Members may redact any information that does not so relate), and any such information shall be held in confidence by the Company in accordance with Section 5.07. The Company and the Hertz Members shall retain all books and records with respect to Taxes pertaining to the Oro Assets until at least 60 days following the expiration of the applicable statute of limitations (taking into account any extensions thereof).  The Company and the Hertz Members shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Oro Assets or the Oro Business.

(b)        The Company shall promptly pay to the Hertz Members an amount equal to any refund of Taxes (including any interest paid with respect thereto), or any credit against or offset of Taxes in lieu of such a refund, in each case that constitutes an Excluded Hertz Asset, when and to the extent that (i) in the case of a refund, such refund is actually received in cash by the Company Group, or (ii) in the case of a credit or offset, such credit or offset actually reduces the amount of cash Taxes that the Company Group would otherwise have been required to pay (determined on a with-and-without basis), in each case net of any Taxes and reasonable out-of-pocket costs incurred by the Company Group in obtaining or receiving such refund, credit or offset.  If any such refund, credit or offset is subsequently disallowed or reduced, the Hertz Members shall promptly repay to the Company the amount so disallowed or reduced (together with any interest and penalties imposed thereon).  The Company shall, if requested by a Hertz Member and at such Hertz Member’s expense, file (or cause the relevant entity to file) for, and take such other actions as may be necessary to obtain, any refund or credit which would give rise to a payment under this Section 6.01(b).

(c)        In the case of any Taxes that are payable with respect to a Straddle Period, for purposes of determining whether and to what extent a liability for Taxes is allocable to a Pre-Closing Tax Period (i) Taxes that are based upon or related to income and any gross receipts, payroll Taxes, employment Taxes, withholding Taxes and sales or use Taxes shall be allocated between the Pre-Closing Tax Period and the portion of such Straddle Period beginning after the Closing Date based on an interim closing of the books as of the end of the day on the Closing Date and (ii) Taxes not described in clause (i) above shall be allocated between the Pre-Closing Tax Period and the portion of such Straddle Period beginning after the Closing Date by prorating each such Tax based on the number of days in the Pre-Closing Tax Period, on the one hand, and the number of days in such Straddle Period that occur after the Closing Date, on the other hand.

Section 6.02.      Tax Treatment of the Transactions.

(a)        Notwithstanding anything to the contrary herein, the parties intend, for U.S. federal income tax purposes, that (i) the THC Contribution shall be treated as a disregarded transaction, (ii) the Hertz Affiliate Assignment shall be treated as (A) a contribution by THC to HTI of 5.0% of the undivided interests in the Oro Contributed Assets and cash in an amount equal to 5.0% of the Cash Contribution Amount in a transaction described in Section 351(a) of the Code, followed by (B) contributions by THC and HTI of their respective interests in the Oro Contributed Assets and the Cash Contribution Amount to the Company in a transaction described in Section 721(a) of the Code, in each case, to the extent permitted by Applicable Law (the “Intended Tax Treatment”).

(b)       The parties shall report the transactions described in Section 6.02(a) in a manner that is consistent with the Intended Tax Treatment and shall not take any position that is inconsistent with the Intended Tax Treatment in connection with any audit or other proceeding.

Section 6.03.      Tax Contests.

With respect to the settlement, compromise or other resolution of any audit or other tax contest (or portion thereof) of any Hertz Member or any Affiliate thereof that would reasonably be expected to give rise to a materially adverse Tax implication to the Company or its direct or indirect members, the Hertz Member or its Affiliate thereof, as applicable, shall act in good faith and not in a manner that would reasonably be expected to unfairly increase the Tax liabilities of the Company or its direct or indirect members, as determined by such Hertz Member or its Affiliate thereof, as applicable, in its reasonable discretion.

Article 7
Survival; Indemnification

Section 7.01.      Survival.  None of the representations and warranties of the parties hereto contained in this Agreement shall survive the Closing.  The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing Date, except for those covenants and agreements that are by their terms to be performed in whole or in part at or after the Closing, which covenants and agreements shall survive by their terms.

Section 7.02.      Indemnification.

(a)        Effective at and after the Closing, the Company hereby indemnifies, for an indefinite period following the Closing Date, the Hertz Members, their respective Affiliates, and their respective successors and assigns and its and their respective directors, officers and employees (“Hertz Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Hertz Indemnified Party arising out of:

(i)          the Oro Contributed Assets or Oro Assumed Liabilities; or

(ii)         any breach of covenant or agreement made or to be performed by the Company following the Closing pursuant to this Agreement.

(b)       Effective at and after the Closing, the Hertz Members hereby indemnify, for an indefinite period following the Closing Date, the Company, their respective Affiliates, and their respective successors and assigns and its and their respective equityholders, directors, officers and employees (“Company Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Company Indemnified Party arising out of:

(i)          the Excluded Hertz Assets, Excluded Hertz Liabilities or Retained Business; or

(ii)         any breach of covenant or agreement made or to be performed by a Hertz Party following the Closing pursuant to this Agreement.

Section 7.03.      Third Party Claim Procedures.  The party seeking indemnification under Section 7.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section.  Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party).  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(a)        The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.  The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have not yet given notice of the Third Party Claim as provided above).

(b)       If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 7.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement (A) does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim, (B) imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates or (C) includes a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnified Party or any of its Affiliates and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose.  The fees and expenses of such separate counsel shall be paid by the Indemnified Party; provided, however, that if the Indemnified Party determines in good faith that the representation of the Indemnified Party and the Indemnifying Party by the same counsel creates an actual or potential conflict of interest for such counsel, the reasonable fees and expenses of such separate counsel (limited to one counsel employed by the Indemnified Party) with respect to such matter shall be considered indemnifiable Damages hereunder.

(c)        Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 7.04.      Direct Claim Procedures.  In the event an Indemnified Party has a claim for indemnity under Section 7.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party.  Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party) and the amount of such Damages incurred or that such Indemnified Party reasonably estimates in good faith based on the facts then-known is likely to be incurred in connection with such claim.  The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have materially and adversely prejudiced the Indemnifying Party.  If the Indemnifying Party does not notify the Indemnified Party within 15 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim.  If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 8.06.

Section 7.05.      Calculation of Damages.  The amount of any Damages payable under this Article 7 by the Indemnifying Party shall be net of any amounts recovered by the Indemnified Party under applicable insurance policies, or from any other Person alleged to be responsible therefor, and the net Tax benefit actually realized by the Indemnified Party and its Affiliates as a result of the incurrence or payment of such Damages by the Indemnified Party, determined on a “with-and-without basis” (any such net tax benefit, a “Tax Benefit”).  In the case of Damages payable under this Article 7 by the Hertz Members to any Company Indemnified Party, the Company shall be considered for all purposes of this Section 7.05 to actually realize a net Tax benefit equal to the aggregate reduction in the amount of cash Taxes paid or payable by the members of the Company (or any direct or indirect owner of any such member) as a result of the incurrence or payment of such Damages by the applicable Company Indemnified Party.  If the Indemnified Party or any of its Affiliates receive any Tax Benefits subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly pay to the Indemnifying Party the amount of such Tax Benefits.  If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.  The Indemnified Party shall diligently prosecute any claims for recovery under applicable insurance policies, and from any other Person alleged to be responsible for any Damages, and shall diligently pursue any and all claims for Tax credits or refunds to the extent such Tax credits or refunds would give rise to a Tax Benefit.

(a)        Each Indemnified Party shall use commercially reasonable efforts to mitigate in accordance with Applicable Law any loss for which such Indemnified Party seeks indemnification under this Agreement.  If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two Business Days after the benefit is received.

(b)       Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage, or from any other Person alleged to be responsible, for any Damages payable under Section 7.02.

Section 7.06.      Assignment of Claims.  If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 7.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its reputation or future business prospects.

Section 7.07.      Exclusivity.  Except as specifically set forth in this Agreement, effective as of the Closing the Company waives any rights and claims such party may have against the Hertz Members or their respective Affiliates, whether in law or in equity, relating to the Oro Business or the transactions contemplated hereby.  The rights and claims waived by each party include claims arising under or relating to Environmental Laws (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty.  After the Closing, except for claims arising out of fraud or willful misconduct, Sections 7.02 and 8.13 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby.

Section 7.08.      Treatment of Indemnification Payments.  Unless otherwise required by a final determination by the appropriate Taxing Authority, the parties agree to treat for all Tax purposes any amounts paid by an Indemnifying Party in respect of Damages described in Section 7.02  as, in the case of payments from a Hertz Member to the Company, adjustments to the amount contributed to the Company by such Hertz Member or, in the case of payments from the Company to any Hertz Member, amounts distributed from the Company to such Hertz Member in respect of its equity interest in the Company.

Article 8
Miscellaneous

Section 8.01.      Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Company, THC or HTI, to:

The Hertz Corporation
8501 Williams Road
Estero, Florida 33928
Attention:  Adrian S. Nasr
E-mail:  [***]

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:  Michael Davis
E-mail:  michael.davis@davispolk.com

if to the Lead Investors:

to the contacts set forth in the Purchase Agreement, as such contacts may be updated from time to time in accordance therewith,

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.02.      Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that any amendment or waiver of this Agreement by the Company shall also require the prior written consent of the Lead Investors, on behalf of the Investors.

(a)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.03.      Expenses.  Except as otherwise provided herein, all Transaction Expenses shall be paid by the Hertz Party incurring such Transaction Expenses (and the Company shall have no obligation with respect to any Transaction Expenses).

Section 8.04.      Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns;

provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto and the Lead Investors.

Section 8.05.      Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of laws that would make the laws of another state applicable.

Section 8.06.      Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby shall be brought in the courts of the State of Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each party hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.01 shall be deemed effective service of process on such party.

Section 8.07.      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.08.      Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Except as set forth in Section 2.08 (Closing), Section 5.04 (Notices of Certain Events), Section 2.09 (Wrong Pockets), Section 5.03 (Public Announcements), Section 8.02 (Amendments and Waivers), Section 8.04 (Successors and Assigns) and this Section 8.08, which the Investors will be entitled to enforce and to each of which the Investors will be an express third party beneficiary, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto, the Company Indemnified Parties and the Hertz Indemnified Parties, and their respective successors and assigns.

Section 8.09.      Entire Agreement.  This Agreement and the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter of this

Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 8.10.      Bulk Sales Laws.  The parties hereto each hereby waive compliance by each other party with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

Section 8.11.      Severability.  If any term, provision, covenant or restriction of this Agreement or any Ancillary Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement or the Ancillary Agreement, as applicable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement or the Ancillary Agreement, as applicable, so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby or by the Ancillary Agreement, as applicable, be consummated as originally contemplated to the fullest extent possible.

Section 8.12.      Disclosure Schedules.  The parties have each set forth information on their respective disclosure schedules (with respect to the Hertz Members, the “Hertz Disclosure Schedule” and with respect to the Company, the “Company Disclosure Schedule”) in a section thereof that corresponds to the section of this Agreement to which it relates.  A matter set forth in one section of a disclosure schedule need not be set forth in any other section so long as its relevance to such other section of the disclosure schedule or section of the Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made.  The parties acknowledge and agree that the disclosure schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of the parties and the disclosure by a party of any matter in the applicable disclosure schedules shall not be deemed to constitute an acknowledgment by such party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 8.13.      Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in the courts specified by Section 8.05, and appropriate injunctive relief may be applied for and granted in connection therewith, without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity.  Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy or that a remedy at law would be adequate.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE HERTZ CORPORATION

By:	/s/ W. Gil West
Name: W. Gil West
Title: Chief Executive Officer

HERTZ TRANSPORTING, INC.

By:	/s/ Christopher G. Berg
Name: Christopher G. Berg
Title: President

ORO MOBILITY HOLDINGS, LLC

By:	/s/ Doria Holbrook
Name: Doria Holbrook
Title: Chief Executive Officer

[Signature Page to Contribution Agreement]